UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2014

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 488-7775
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On May 5, 2014, Emerge Energy Partners LP, a Delaware limited partnership (the “Partnership”) announced its financial and operating results for the quarter ended March 31, 2014. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, none of such information shall be incorporated by reference in any filing made by the Partnership under the Exchange Act or the Securities Act of 1933, as amended, except to the extent specifically referenced in any such filings.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Partnership announced that effective May 1, 2014 that Mr. Richard Shearer, the Partnership’s President and Chief Executive Officer, has been appointed as a director of Emerge Energy Services GP LLC (the “General Partner”), the Partnership’s general partner.

The Partnership also announced that effective May 1, 2014, Mr. Peter Jones was appointed to the board of directors of the General Partner (the “Board”) as an independent director. Mr. Jones was also appointed as a member of the Audit Committee.

Since 2009, Mr. Jones has served as an independent advisor to the owners of a number of private companies while they evaluated investment opportunities, handled the operational impacts of rapid growth, reviewed management compensation plans and other deals with other assorted issues.  During this time, he was on occasion made an employee of employee leasing companies, such as from March to October 2009 as part of Prestige Employee Administrators and from October 2012 to the present as part of Genesis HR Solutions, Inc. Prior this period of independent contracting, Mr. Jones was involved in the management at a number of private companies, primarily those owned by venture capital and private equity firms.  From 2002 to 2008 he was the Chief Executive Officer of Prime Advantage Corporation, whose two business units included an industrial buying group and a logistics company. From 2005 to 2007, he was Chief Executive Officer of Longstreth Women’s Sports LLC, one of the leading importers and retailers of field hockey, lacrosse and softball equipment.  From 2000 to 2002 he was Chief Executive Officer and President of Stratys Learning Solutions, Inc., which offered masters level degrees in technical fields though distance learning, as well as professional development courses.  Mr. Jones spent three years at the start of his career with Bankers Trust Company, including a year-long classroom training program focused on accounting and finance.  During and after his MBA, Mr. Jones worked for Bain and Company in their Boston office, evaluating potential acquisitions, operational enhancements and studying the venture capital and leveraged buy-out industries. Mr. Jones received his MBA with high distinction from Harvard Business School, where he was a Baker Scholar.  He also holds a B.A. and an M.A. from the University of Oxford, where he studied Mathematics. He also serves as a Board Member and President of the United States Men’s Field Hockey Foundation, a non-profit organization.

There is no arrangement or understanding between Mr. Shearer and any other persons pursuant to which he was appointed as a director, and all relationships between Mr. Shearer and the Partnership or the General Partner that would require disclosure pursuant to Item 404(a) of Regulation S-K are described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013. There are no changes in Mr. Shearer’s compensation as a result of this appointment, and Mr. Shearer is not expected to be named as a member of any committee of the board of directors.

There is no arrangement or understanding between Mr. Jones and any other persons pursuant to which he was appointed as a director, and there are no relationships between Mr. Jones and the Partnership or the General Partner that would require disclosure pursuant to Item 404(a) of Regulation S-K. In connection with his appointment to the Board, it is expected that Mr. Jones will receive a grant of restricted units covering a number of units having a value equal to $5,000 for his partial year of service on the Board, under the Partnership’s 2013 Long-Term Incentive Plan (the “LTIP”), which will fully vest on May 14, 2014. Mr. Jones will receive an annual retainer of $52,500 for his services on the Board, and beginning on May 14, 2014 and annually thereafter, will be eligible to receive an annual grant of phantom units with a value of $60,000 to the extent he continues to serve on the Board. The annual grant will be made pursuant to the terms of the LTIP and will fully vest on the first anniversary of the date of grant. Mr. Jones will also enter into an indemnification agreement with the General Partner, the form of which has been previously filed.

Item 8.01. Other Events.

In the ordinary course of business of the Partnership we evaluate our transload footprint in order to best serve our customers.  In doing so, we experience turnover in the number and location of the transload facilities that constitute a part of our integrated logistics network, which provides us with the ability to respond promptly to our customer’s needs in the major production basins within the United States and Canada.  The table below sets forth an updated summary of the transload sites out of which we operate as of May 2, 2014.

Location	Sand Storage	Capacity
U.S.
Bainville, MT	Vertical / Rolling	4,000 tons
Canton, OH	Rolling	50 railcars
Elmendorf, TX	Rolling	50 railcars
Elmira, NY	Rolling	20 railcars
Jal, NM	Rolling / Flat	40+ railcars
Maidesville, WV	Rolling	60 railcars
Mingo Junction, OH	Rolling	70 railcars
San Angelo, TX	Rolling	40 railcars

Canada
Bienfait, SK	Rolling	10 railcars
Edson, AB	Rolling	15 railcars
Sexsmith, AB	Vertical / Rolling	12,000 metric tons plus 45 railcars

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1                           Press Release of Emerge Energy Services LP, dated May 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: May 5, 2014	By:	/s/ Rick Shearer
		Name:	Rick Shearer
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Emerge Energy Services LP, dated May 5, 2014